STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of June 22, 2004, by and among AGE RESEARCH, INC., a Delaware corporation (the "Buyer"); XSELLSYS, INC., a California corporation (the "Company"); and CRM SALESWARE, INC., a California corporation (collectively, the "Seller").

RECITALS

        WHEREAS, the Company has acquired substantially all of the assets and liabilities of the Seller in exchange for the issuance of One Thousand (1,000) shares of the Company's common stock pursuant to the terms and conditions of that certain Asset Purchase Agreement by and among the Company, Seller and certain shareholders of the Seller; and

        WHEREAS, immediately upon the closing of the transaction referenced in the above recital, Buyer desires to acquire and Seller desires to sell, One Thousand (1,000) shares of the common stock of the Company, representing One Hundred Percent (100%) of the issued and outstanding shares of the Company (the "Company Shares") on the terms and subject to the conditions set forth below;

        NOW, THEREFORE, the parties hereby agree as follows:

1. PURCHASE AND SALE OF THE COMPANY SHARES

        1.1 Purchase and Sale of the Company Shares. On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase the Company Shares from Seller, and Seller agrees to sell the Company Shares to Buyer.

        1.2 The Purchase Price. Subject to the terms and conditions set forth herein, in consideration for the transfer to the Buyer of the Company Shares, at the Closing, Buyer shall issue and deliver Three Million Shares (3,000,000) shares of the common stock, $0.001 par value, of the Buyer (the "Buyer Shares") to the Seller (the "Purchase Price").

2. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

        Seller and the Company represent and warrant to Buyer that:

        2.1 Authorization and Due Execution.    Seller has full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement is the valid and binding agreement of Seller enforceable in accordance with its terms.

        2.2 Title to Company Shares. (i) Seller is the owner, beneficially and of record, of all of the shares of common stock of the Company; (ii) Seller is the sole shareholder of the Company; (iii) Seller has good, valid and marketable title to the Company Shares, free and clear of all liens, encumbrances, security interests or claims, whatsoever, with full power and authority to deliver the Company Shares; (iv) upon payment of the Purchase Price and fulfillment by Buyer of its other obligations under this Agreement, Seller will convey to Buyer good, valid and marketable title to all of the Company Shares, free and clear of all liens, encumbrances, security interests, restrictions or claims whatsoever (other than restrictions on transfer imposed by federal and state securities law); (vi) the Company Shares constitute one hundred percent (100%) of the total issued and outstanding shares of the Company; and (vii) the Company Shares were duly authorized and issued and have been fully paid for.

        2.3 Corporate Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. The copies of the Articles of Incorporation and By-Laws of the Company heretofore delivered to Buyer are complete and correct copies of such instruments as presently in effect.

        2.4 Capitalization. The entire authorized capital stock of the Company consists of One Million (1,000,000) shares of common stock, One Thousand (1,000) of which are issued and outstanding. All of these Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company

        2.5 Financial Statements. Seller has heretofore delivered to Buyer balance sheets (the "Company Balance Sheet") and income statements of the Company. Such balance sheets and income statements are true, complete and accurate and fairly present the assets, liabilities and financial condition of the Company as of and for the periods ending at the respective dates thereof. All such balance sheets and income statements were based on the books and records of the Company and were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved.

        2.6 No Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that were not fully reflected or adequately reserved against on the financial statements provided to Buyer, except for liabilities and obligations incurred since the date thereof in the Ordinary Course of the Company's business and consistent with past practice and which, in the aggregate, would not have a material adverse effect on the financial condition or business of the Company.

        As used in this Agreement, an action taken by a person will be deemed to have been taken in the "Ordinary Course of Business" only if that action:

        (a) is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal, day-to-day operations of such person;

        (b) does not require authorization by the board of directors or shareholders of such person (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

        (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other persons that are in the same line of business as such person.

        2.7 Agreement Not in Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein by Seller, will (i) result in the material breach of or constitute a material default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Seller or the Company is a party, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller or the Company.

        2.8 Certain Agreements. Seller is not a party to any voting trust agreement or any other contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to or affecting the Company Shares. Seller has not entered into any agreement to cause the Company to issue any additional securities, by way of option, warrant, or otherwise.

        2.9 Litigation. There is no claim, action, suit, arbitration proceeding, investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory or self-regulatory body or association or any private arbitration tribunal now pending, or, to the knowledge of Seller, threatened, against, relating to or affecting the Company, the transactions contemplated by this Agreement, or any of the Company Shares.

        2.10 Information and Statements. No representation or warranty made, by or on behalf of Seller, to Buyer, with respect to the Company Shares, or the transactions contemplated hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

        2.11 Brokers and Finders. Neither the Seller nor any of its agents have engaged or authorized any broker, finder, investment banker or other third party to act on their behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby. No broker, finder, investment banker or other similar payments are payable in connection with this Agreement or the transactions contemplated hereby. The statements in this paragraph are subject to the relationship of NeoTactix, Inc. and its affiliates with the Seller, Company, and Buyer in organizing this transaction.

        2.12 Securities Law Matters.

                (a) Seller is acquiring the Buyer Shares for its own account, not as a nominee or agent, and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

                (b) Seller believes it has received all of the information it consider necessary or appropriate for deciding whether to acquire the Buyer Shares. Seller further represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the Buyer and the Buyer Shares. The foregoing, however, does not limit or modify the representations and warranties of the Buyer contained in Section 3 or the right of the Seller to rely thereon.

                (c) Seller understands that the Buyer Shares have not been, and will not be as of the Closing Date, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein. Seller understands that the Buyer Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Buyer Shares unless and until they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Shares for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and on requirements relating to Buyer which are outside of Seller's control, and which Buyer is under no obligation and may not be able to satisfy.

                (d) Legends. Seller understands that the Buyer Shares, and any securities issued in respect of or exchange for the Buyer Shares, may bear one or all of the following legend, or a comparable legend:

                        (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                        (ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

        2.13 Absence of Certain Changes. Since the date of Seller's Balance Sheet, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company. Without limiting the generality of the foregoing, since that date:

                (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration;

                (b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                (c) the Company has not imposed any liens, encumbrances, security interests or claims, whatsoever, upon any of its material assets, tangible or intangible, outside the Ordinary Course of Business;

                (d) the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                (e) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                (f) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                (g) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                (h) there has been no change made or authorized in the charter or bylaws of the Company;

                (i) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                (j) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                (k) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees; and

                (l) the Company has not committed to do any of the foregoing.

        2.14 Title to Assets. The Company has good and marketable title to, or valid leasehold interests in, the properties and assets used by them, located on their premises, or shown on the Seller's Balance Sheet or acquired after the date thereof, free and clear of all liens, encumbrances, security interests or claims, whatsoever, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Seller's Balance Sheet.

        2.15 Real Property Leases; Conditions of Real Property. Schedule 2.15 lists all real property leased or subleased to or by the Company with respect to which the Company made or received rental payments during the fiscal year ended December 31 2003, or are expected to make or receive rental payments during the fiscal year ending December 31, 2004 (the "Real Property"). The Company has made available to Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Schedule 2.15. With respect to each lease and sublease listed in Schedule 2.15: (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors-generally; and (b) neither the Company, or to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, which such breach, violation or default (when aggregated with all such breaches, violations or defaults) would reasonably be expected to have a Company Material Adverse Effect. Except as disclose in Schedule 2.15, the Company has no interest in any other real property.

        2.16 Intellectual Property.

                (a) The Company owns or has the right to use all Intellectual Property necessary for, or used in, the operation of its business as presently conducted (the "Company Intellectual Property"). For purposes of this Agreement, "Intellectual Property" means: (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing. Schedule 2.16 lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

                (b) None of the activities or business presently conducted by the Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.

        2.17 Contracts. Except for the agreements set forth in Schedule 2.17, the Company has no material outstanding contractual obligations in any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding to which it is a party. With respect to the agreements listed in Schedule 2.17: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally; and (ii) neither the Company, nor to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any such agreement.

        2.18 Tax Matters.

                (a) For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "Taxes" means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state or local government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax, or any contest or dispute thereof, and including any liability fur the Taxes of another person.

                        (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                (b) The Company has filed all Tax Returns that it was required to file and all such Tax Returns were complete and accurate and such Tax Returns have been made available to Buyer.

                (c) The Company has paid all Taxes due and payable. The Company has no actual or potential liability for any Tax obligation of any taxpayer other than the Company, including any obligation under any tax sharing agreement or under Treasury Regulations Section 1.1502-6 or any similar provision of law. The unpaid Taxes of the Company for Tax periods through the date of Seller's Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Seller's Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles.

                (d) The Company has withheld or collected all Taxes that the Company is required by law to withhold or collect and, to the extent required, has paid such Taxes to the proper government entity.

                (e) No examination or audit of any Tax Return of the Company by any government entity is currently in progress or, to the knowledge of the Company, threatened. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency affecting the Company, which waiver or extension of time is currently outstanding.

        2.19 Labor Matters. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to the Company's employees.

        2.20 Employee Benefits. Except as disclosed in Schedule 2.20, the Company is not a party to, has no obligations or liability under, and has no intention of establishing or entering into, any "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employment agreement, or any other plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation for the benefit of any current or former employee, director, or consultant of the Company.

        2.21 Environmental Matters.

                (a) For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "Environmental Law" shall mean any law (including rules and regulations thereunder) of any federal, state, or local government, or any government entity, that requires or relates to:

                                (1) advising appropriate authorities, employees or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the environment;

                                (2) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

                                (3) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

                                (4) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

                                (5) protecting resources, species or ecological amenities;

                                (6) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

                                (7) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

                                (8) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                        (ii) "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the facilities or any part thereof into the environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the facilities.

                        (iii) "Hazardous Material" means any substance, material or waste which is or will foreseeably be regulated by any governmental body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

                (b) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has no basis to expect, nor has it or any other person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any government authority or private citizen acting in the public interest or (ii) the current or prior owner or operator of any of the Company's facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health and safety liabilities with respect to any such facility or other property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                (c) There are no pending or, to the knowledge of the Company, threatened claims, encumbrances, or other restrictions of any nature resulting from any environmental, health and safety liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any facility or any other property or asset (whether real, personal or mixed) in which the Company has or had an interest.

                (d) The Company has no knowledge of or any basis to expect, nor has the Company or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health and safety liabilities with respect to any facility or property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or any other person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                (e) Neither the Company nor any other person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any facility or, to the knowledge of the Company, with respect to any other property or asset (whether real, personal or mixed) in which the Company (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

                (f) There are no Hazardous Materials present on or in the environment at any facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facility or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any Person for whose conduct it is or may be held responsible, or to the knowledge of the Company, any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

                (g) There has been no release or, to the knowledge of the Company, threat of release, of any Hazardous Materials at or from any facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any facility, or from any other property or asset (whether real, personal or mixed) in which the Company has or had an interest, or to the knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other person.

                (h) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the facilities, or concerning compliance, by the Company or any other person for whose conduct it is or may be held responsible, with Environmental Laws.

        2.22 Legal Compliance. The Company, and the conduct and operations of its business, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, or local government, or any governmental entity.

        2.23 Permits. The Company is not in violation of or default under any permit, license, franchise or authorization from any governmental entity used in its business or operations and no permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transaction contemplated hereby.

        2.24 Books and Records. The books of account and other financial records of The Company, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether the Company is subject to that Section or not), including the maintenance of an adequate system of internal controls. The minute books of the Company, all of which have been made available to Buyer, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Company, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

        2.25 SEC Filings. Seller and the Company shall cooperate, and shall cause the Company's certified public accountants to cooperate, with Buyer and Buyer's certified public accountant in the preparation of such financial statements as shall be necessary to comply with the relevant requirements of the Exchange Act.

3. REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller and the Company that:

        3.1   Authorization. All corporate action on the part of the Buyer and its nominees, officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Buyer hereunder has been taken or will be taken at or prior to the Closing. This Agreement constitutes a valid and legally binding obligation of the Buyer, enforceable in accordance with its respective terms.

        3.2 Title to Buyer Shares. When issued and delivered in accordance with the terms of this Agreement as consideration for the Company Shares, the Buyer Shares shall be duly authorized, validly issued, fully paid and non-assessable and shall be free of any liens, encumbrances, security interests or claims, whatsoever (other than restrictions on transfer under applicable state and federal securities laws). Buyer has duly and validly reserved sufficient shares of its common stock to permit the issuance and delivery of the Buyer Shares at the Closing.

        3.3 Corporate Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

        3.4 Agreement Not in Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein by Buyer, will (i) result in the material breach of or constitute a material default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Buyer is a party, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Buyer.

        3.5 Certain Agreements. Buyer is not a party to any voting trust agreement or any other contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to or affecting Buyer Shares. Buyer has not entered into any agreement to cause Buyer to issue any additional securities, by way of option, warrant, or otherwise.

        3.6 Litigation. There is no claim, action, suit, arbitration proceeding, investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory or self-regulatory body or association or any private arbitration tribunal now pending, or, to the knowledge of Buyer, threatened, against, relating to or affecting Buyer, the transactions contemplated by this Agreement, or any of Buyer Shares.

        3.7 Information and Statements. No representation or warranty made by or on behalf of Buyer, to Seller, with respect to Buyer Shares, or the transactions contemplated hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

        3.8 Brokers and Finders. Neither the Buyer nor any of its agents have engaged or authorized any broker, finder, investment banker or other third party to act on his behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby. No broker, finder, investment banker or other similar payments are payable in connection with this Agreement or the transactions contemplated hereby.

        3.9 Securities Law Matters.

                (a) Buyer is acquiring the Company Shares for its own account, not as a nominee or agent, and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

                (b) Buyer believes it has received all of the information it considers necessary or appropriate for deciding whether to acquire the Company Shares. Buyer further represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the Company and the Company Shares. The foregoing, however, does not limit or modify the representations and warranties of the Seller and the Company contained in Section 2 or the right of the Buyer to rely thereon.

                (c) Buyer understands that the Company Shares have not been, and will not be as of the Closing Date, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer's representations as expressed herein. Buyer understands that the Company Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Buyer must hold the Company Shares unless and until they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Buyer acknowledges that Seller has no obligation to register or qualify the Company Shares for resale. Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Company Shares, and on requirements relating to Seller which are outside of Buyer's control, and which Seller is under no obligation and may not be able to satisfy.

                (d) Legends. Buyer understands that the Company Shares, and any securities issued in respect of or exchange for the Company Shares, may bear one or all of the following legend:

                        (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                        (ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

        3.10 Books and Records. The books of account and other financial records of Buyer, all of which have been made available to Seller, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether Buyer is subject to that Section or not), including the maintenance of an adequate system of internal controls. The minute books of Buyer, all of which have been made available to Seller, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Buyer, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

4. COVENANTS OF SELLER, THE COMPANY AND BUYER

        4.1 Best Efforts and Termination of Agreement. So long as this Agreement remains in effect, Seller, the Company and Buyer shall use their best efforts to cause the transactions contemplated herein to be consummated as soon as reasonably practicable. This Agreement, and the transactions contemplated herein, may be terminated and/or abandoned at any time by the mutual written consent of Seller and Buyer, or if the conditions precedent to their respective performance under Section 5.1 or Section 5.2, respectively, are not satisfied or waived in writing on or before the Closing Date.

        4.2 Cooperation on Tax Matters. Seller, the Company and Buyer each agree to furnish or cause to be furnished to each other upon request as promptly as practicable such information (including access to books and records) and information and assistance relating to the Company as is reasonably necessary for the filing of any tax or information return, for the preparation of any tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment.

5. CONDITIONS TO CLOSING

        5.1 Conditions Precedent to Buyer's Performance. The obligation of Buyer to consummate the acquisition of the Company Shares in accordance with this Agreement is subject to the fulfillment of each of the following conditions, any of which may be waived by Buyer, in whole or in part, in its sole discretion:

                (a) Compliance with this Agreement. (i) Seller and the Company shall have performed and satisfied all covenants, obligations, agreements and conditions required by this Agreement to be performed and satisfied by them on or prior to the Closing Date, including without limitation delivery of the stock certificate(s) representing the Company Shares, along with a stock assignment separate from certificate, (ii) the representations and warranties of Seller and the Company set forth in Article 2 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made again on and as of the Closing Date, and (iii) the covenants of Seller and the Company set forth in Article 4 shall have been fully complied with to the satisfaction of Buyer.

                (b) Approvals. All acts and approvals (whether corporate or otherwise) to be taken or obtained by Seller or the Company as may be legally required for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement prior to the Closing Date shall have been taken or obtained.

                (c) No Illegality. It shall not have become illegal under any statute, rule, order or regulation of United States, any state, or any local or foreign government or any agency thereof, for Buyer to perform the transactions contemplated by this Agreement.

                (d) No Material Adverse Change. As of the Closing Date, there shall have been no material adverse change in the business, financial condition, results of operations or prospects of the Company.

                (e) Absence of Litigation. As of the Closing Date, there shall be in effect no order, writ, injunction, judgment or decree of any United States or any state court, governmental agency or other body prohibiting the consummation of the transactions contemplated hereby, and there shall be no material action, suit or proceedings before any court, governmental agency or other body pending or threatened challenging the legality of the transactions contemplated hereby, or seeking to restrain their consummation, which in the reasonable opinion of counsel for Buyer would make it advisable not to consummate such transactions

        5.2 Conditions Precedent to Seller's Performance.

                (a) Compliance with this Agreement. (i) Buyer shall have performed and satisfied all covenants, obligations, agreements and conditions required by this Agreement to be performed and satisfied by him on or prior to the Closing Date, (ii) the representations and warranties of Buyer set forth in Article 3 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made again on and as of the Closing Date.

                (b) Resignation of Directors and Officers of the Company.  At the Closing, all of the current directors and officers of Buyer shall submit his or hers resignation effective the day after the filing of a Form 8-K with the Securities and Exchange Commission announcing the transaction.

6. THE CLOSING

        6.1 This Agreement shall become effective when executed and delivered by all of the parties hereto. The transfers of the Company Shares by Seller to Buyer and payment of the Purchase Price (the "Closing") shall take place at the offices of Squire, Sanders & Dempsey LLP, or at such other place as the parties shall agree, at approximately 10:00 a.m., local time, on the earliest date convenient to the parties hereto on which all of the conditions to Closing hereunder have been satisfied (the "Closing Date").

        6.2 At the Closing, Seller shall deliver to Buyer (i) the endorsed share certificate(s) representing the Company Shares; (ii) a stock assignment separate from certificate; and (iii) unless waived by Buyer, certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of the Company and payment of all applicable state Taxes by the Company in each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation.

        6.3 At the Closing, Buyer shall deliver to Seller (i) the share certificate(s) representing the Buyer Shares; and (ii) resignations from each of Buyer's current officers and directors.

7. INDEMNIFICATION

        7.1 Seller shall defend, indemnify, and hold Buyer harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys' fees) which are incurred or suffered by or imposed upon Buyer (or the Company after the Closing Date) arising out of or relating to (i) any failure or breach by Seller to perform any of their covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of the Seller contained in this Agreement or in any Exhibit, certificate or document delivered in connection with this Agreement.

        7.2 Buyer shall defend, indemnify, and hold Seller harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys' fees) which are incurred or suffered by or imposed upon Seller arising out of or relating to (i) any failure or breach by Buyer to perform any of its covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of Buyer contained in this Agreement or in any Exhibit, certificate or document delivered in connection with this Agreement.

8. MISCELLANEOUS

        8.1 Expenses. Buyer and Seller shall each bear its own expenses in connection with the transactions contemplated by this Agreement, including the fees of attorneys, accountants, advisors and representatives, regardless of whether the transactions contemplated by this Agreement are consummated at Closing or this Agreement is terminated.

        8.2 Notices and Legal Process. Except as otherwise provided in this Agreement, all notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

a.	If to Buyer:

Age Research, Inc.
c/o NeoTactix
18101 Von Karman Avenue
Suite 330
Irvine, CA, 92612

b.	If to Seller:

CRM Salesware, Inc.
Attn: William Noonan
c/o NeoTactix
18101 Von Karman Avenue
Suite 330
Irvine, CA, 92612

c.	If to the Company:

xSellsys, Inc.
Attn: William Noonan
c/o NeoTactix
18101 Von Karman Avenue
Suite 330
Irvine, CA, 92612

        Any party hereto may change its address for purpose hereof by notice to the other parties hereto.

        8.3 Counterparts. This Agreement may be executed in any number of counterparts, including facsimiles thereof, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

        8.4 Waiver and Amendment. Buyer and Seller may by written instrument signed by each of them (i) extend the time for the performance of any of the obligations or other acts of the other party and (ii) may waive compliance, performance, or satisfaction of any of the conditions or obligations contained in this Agreement.

        8.5 Entire Agreement. Unless otherwise specifically agreed in writing, this Agreement and the Exhibits hereto represent the entire understanding of the parties with reference to the transactions set forth herein and supersede all prior warranties, understandings and agreements heretofore made by the parties, and neither this Agreement nor any provisions hereof may be amended, waived, modified or discharged except by an agreement in writing signed by the party against whom the enforcement of any amendment, waiver, change or discharge is sought.

        8.6 Specific Performance. Buyer and Seller agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, Buyer and Seller shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        8.7 Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

        8.8 Governing Law and Attorneys' Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of any action at law or suit in equity in relation to this Agreement or any Exhibit or other instrument or agreement required hereunder, the prevailing party in such action or suit shall be entitled to receive its or his attorneys' fees and all other costs and expenses of such action or suit.

        8.9 Captions. The captions of the various paragraphs and subparagraphs hereof and on the Exhibits hereto are for convenience of reference only, and shall not affect the meaning or construction of any provision hereof or of any such Exhibits.

        8.10 Further Action. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full title to the Company Shares, the appropriate person or persons shall take such action as promptly as practicable.

        8.11 Survival. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for herein, shall survive the Closing.

        8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        8.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

"Buyer"

AGE RESEARCH, INC., a Delaware corporation

By: /s/ Richard F. Holt

Print Name: Richard F. Holt

Title: President

"Seller"

CRM SALESWARE, INC., a California corporation

By: /s/ William Noonan

Print Name: William Noonan

Title: President

The "Company"

XSELLSYS, INC., a California corporation

By: /s/ Vincent Michael Keyes, III

Print Name: Vincent Michael Keyes, III

Title: President

SCHEDULE 2.15

Real Property Leases

None.

SCHEDULE 2.16

List of the Company's Intellectual Property Rights

Business opportunity, goodwill, know-how and other proprietary information and knowledge.

SCHEDULE 2.17

List of Company's Material Contracts

None.

SCHEDULE 2.20

List of the Company's Employee Benefits Plan

 None.